UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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AmSurg Corp.

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AMSURG CORP.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2009
To our Shareholders:
     The 2009 annual meeting of shareholders of AmSurg Corp. will be held on May 21, 2009, at 8:00 a.m., central daylight savings time, at our corporate headquarters at 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee, 37215. At the meeting, shareholders will vote on the following matters:
1.	Election of two directors in Class III, each for a term of three years;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009; and

3.	Any other matters that may properly come before the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2009.
   The Company’s Proxy Statement, a Proxy Card and the Company’s 2008 Annual Report to Shareholders are available at https://www.proxydocs.com/amsg.
          Shareholders of record at the close of business on April 3, 2009 are entitled to notice of and to vote at the meeting.
          Your vote is important. Please COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed stamped envelope in order that as many shares as possible will be represented. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee, 37215, (615) 665-3550.
By Order of the Board of Directors,
Claire M. Gulmi
Secretary
Nashville, Tennessee
April 22, 2009

AMSURG CORP.
20 BURTON HILLS BOULEVARD, SUITE 500
NASHVILLE, TENNESSEE 37215

PROXY STATEMENT

     The Board of Directors of AmSurg Corp., or the Board, is soliciting proxies to be used at the 2009 annual meeting of shareholders. This proxy statement and the enclosed proxy will be mailed to shareholders on or about April 22, 2009.
ABOUT THE MEETING
What Is the Purpose of the Annual Meeting?
     At our annual meeting, shareholders will vote on the matters outlined in the accompanying notice of annual meeting. In addition, our management will report on our performance during fiscal 2008 and respond to questions from shareholders.
Who Is Entitled to Vote?
     Only shareholders of record at the close of business on the record date, April 3, 2009, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon.
What Constitutes a Quorum?
     For purposes of voting on all matters, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of the record date, 30,656,433 shares of our common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.
How Do I Vote?
     If you complete and properly sign the accompanying proxy card and return the card to us, the card will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Can I Change My Vote After I Return My Proxy Card?
     Yes. You can revoke your proxy at any time before it is exercised in any of three ways:
•	by submitting written notice of revocation to the Secretary of the Company;

•	by submitting another proxy that is later dated and properly signed; or

•	by voting in person at the meeting.
What Are the Board’s Recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, and a description of each item is included in this proxy statement. In summary, the Board recommends a vote:
•	for election of each of the nominated directors (see page 7); and

•	for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (see page 31).
     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
What Vote Is Required to Approve Each Proposal?
     Election of Directors. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors are elected.
     Ratification of the Appointment of Deloitte & Touche LLP and Other Items. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and any other matter other than those listed above that properly comes before the meeting will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to any such proposal will not be voted on any of these proposals, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether these proposals are approved.
How Do I Vote My Shares If They Are Held in the Name of My Broker (Street Name)?
     If your shares are held by your broker, often referred to as being held in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. If you do not issue instructions to your broker, your broker is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters. A broker non-vote occurs when the broker returns a proxy card without a vote on the non-routine matter. Your broker may or may not be permitted to exercise voting discretion with respect to any matter not listed above that properly comes before the meeting. Shares represented by broker non-votes will not be counted as votes for or against any director nominee or the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, but they will be counted in determining whether there is a quorum for purposes of these proposals.
What Happens If I Do Not Vote on One or More Proposals?
     If you do not vote with regard to one or more proposals, as opposed to marking “WITHHOLD AUTHORITY” with regard to those proposals, your shares will not be counted in determining whether there is a quorum with regard to each such proposal. Therefore, so long as a quorum is present, not voting on a proposal will have no effect on whether any particular proposal is approved.

STOCK OWNERSHIP
Who Are the Largest Owners of Our Stock?
     The following table shows those shareholders who beneficially own more than 5% of our common stock.

	Shares	Percent of
Name and Address	Beneficially Owned	Class (1)
FMR LLC (2)	4,655,367	15.2%
82 Devonshire Street Boston, MA 02109

Barclays Global Investors, NA (3)	2,574,367	8.4%
400 Howard Street San Francisco, CA 94105

Neuberger Berman Inc. (4)	2,329,906	7.6%
605 Third Avenue New York, NY 10158

Wellington Management Company, LLP (5)	1,716,735	5.6%
75 State Street Boston, MA 02109

(1)	Based on the number of shares outstanding at April 3, 2009.

(2)	This information is based upon a Schedule 13G/A filed on February 17, 2009 by FMR LLC. The shares of common stock are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Low Priced Stock Fund, one of the investment companies to which Fidelity Management & Research Company acts as an investment adviser, beneficially owns 2,350,000 shares of our common stock. Fidelity Advisors Small Cap Fund, one of the investment companies to which Fidelity Management and Research Company acts as an investment adviser, beneficially owns 2,305,267 shares of our common stock. Edward C. Johnson III, Chairman of FMR LLC, and FMR LLC, through control of Fidelity Management & Research Company, each has sole dispositive power as to 4,655,367 shares of our common stock. Fidelity Management & Research Company carries out the voting of the shares of the investment companies to which it acts as investment adviser under written guidelines established by the companies’ Boards of Trustees.

(3)	This information is based upon a Schedule 13G filed on February 5, 2009 by Barclays Global Investors, NA. The shares of common stock are beneficially owned by (i) Barclays Global Investors, NA., a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, (ii) Barclays Global Fund Advisors, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and (iii) Barclays Global Investors, Ltd., a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. Barclays has sole voting power as to 2,052,044 shares of our common stock and sole dispositive power as to 2,574,367 shares of our common stock.

(4)	This information is based upon a Schedule 13G/A filed on February 12, 2009 by Neuberger Berman Inc. Certain mutual funds affiliated with Neuberger Berman Inc. beneficially own 2,329,905 shares of our common stock. Neuberger Berman, LLC, and Neuberger Berman Management Inc., each a wholly-owned subsidiary of Neuberger Berman Inc., serve as sub-adviser and investment manager, respectively, of the Neuberger affiliated mutual funds and are deemed to be beneficial owners of these shares. The holdings of Lehman Brothers Asset Management LLC, an affiliate of Neuberger Berman, LLC, are also aggregated to comprise the holdings referenced herein. Neuberger Berman Inc. and Neuberger Berman, LLC each has sole voting power as to 400 shares of our common stock, shared voting power as to 1,974,068 shares of our common stock and shared dispositive power as to 2,329,906 shares of our common stock. Neuberger Berman Management LLC has shared voting power and shared dispositive power as to 1,974,068 shares of our common stock. Neuberger

Berman Equity Funds has shared voting power and shared dispositive power as to 1,961,634 shares of our common stock.

(5)	This information is based upon a Schedule 13G/A filed on February 17, 2009 by Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Wellington Management Company, LLP reported shared voting power as to 1,130,815 shares of our common stock and shared dispositive power as to 1,716,735 shares of our common stock.

How Much Stock Do Our Directors and Executive Officers Own?
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the 2008 Summary Executive Compensation Table in this proxy statement and our directors and executive officers as a group. Except as otherwise indicated, all information is as of April 3, 2009.

		Acquirable
	Outstanding	Within 60	Percent of
Name	Shares (1)	Days (2)	Class (3)
Christopher A. Holden	175,521	—	*
Claire M. Gulmi	31,806	374,500	1.3%
David L. Manning	44,869	516,000	1.8%
Billie A. Payne	20,343	23,000	*
Royce D. Harrell	4,626	105,000	*
Thomas G. Cigarran	162,339	—	*
James A. Deal	14,137	—	*
Steven I. Geringer	14,354	—	*
Debora A. Guthrie	2,656	—	*
Henry D. Herr	136,045	—	*
Kevin P. Lavender	2,656	—	*
Ken P. McDonald	24,700	444,000	1.5%
Bergein F. Overholt, M.D.	22,232	—	*
All directors and executive officers as a group (15 persons)	680,962	1,545,500	6.9%

*	Represents less than 1% of our outstanding common stock.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of our directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:
•	Mr. Cigarran – 24,200 shares of common stock held in family trust;

•	Mr. Deal – 100 shares of common stock held by Mr. Deal’s wife;

•	Mr. Geringer – 11,698 shares of common stock held in family trusts;

•	Mr. McDonald – 3 shares of common stock held by Mr. McDonald’s wife; and

•	Dr. Overholt – 5,372 shares of common stock held by Dr. Overholt’s wife and 4,506 shares of common stock held by Gastrointestinal Associates, P.C., of which Dr. Overholt is President and a shareholder.

(2)	Reflects the number of shares that could be purchased by exercise of options exercisable on April 3, 2009 or within 60 days thereafter under our stock incentive plans.

(3)	Pursuant to the rules of the Securities and Exchange Commission, or the SEC, shares of common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner. Likewise, the shares subject to options held by our directors and executive officers that are exercisable within 60 days are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance
     The federal securities laws require our directors and executive officers and persons who own more than 10% of our common stock to timely file with us and the SEC initial reports of ownership and reports of changes in ownership. Based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2008 with their reporting requirements.
CORPORATE GOVERNANCE
     We aspire to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern our business. We have taken several steps to ensure that we are a leader in corporate governance.
Corporate Governance Guidelines
     We have adopted a formal set of Corporate Governance Guidelines, or the Guidelines, that embody many of our long-standing practices and incorporate policies and procedures that strengthen our commitment to best practices. The following is a summary of certain key elements of the Guidelines. The full text of the Guidelines is available on our website at www.amsurg.com. Click on “Investors,” “Corporate Governance” and then “Corporate Governance Guidelines.”
     The Guidelines outline the composition, operations and responsibilities of the Board of Directors. At least a majority of the members of the Board must be independent, as defined by applicable law and the standards of The Nasdaq Stock Market. The Board has determined that all directors other than Christopher A. Holden, Claire M. Gulmi and Ken P. McDonald are “independent” within the meaning of the rules of The Nasdaq Stock Market as currently in effect. In determining that Bergein F. Overholt, M.D. is “independent,” the Board of Directors considered that Dr. Overholt receives annual compensation of $50,000 for his services as Medical Director of the Company and annual compensation of $36,000 for his services as Medical Director of The Endoscopy Center of Knoxville, L.P., one of our surgery center limited partnerships.
     In order to ensure that each director is able to devote sufficient time to perform his or her duties as a director, Board members who are chief executive officers or senior executives of public corporations may serve on no more than one other public company board and other Board members may serve on no more than three other public company boards. Interlocking directorates are prohibited (inside directors and executive officers of AmSurg may not sit on boards of companies where an AmSurg outside director is an executive officer).
     The Guidelines require that all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent. The Nominating and Corporate Governance Committee has authority to review considerations relating to Board size, term and age limits and membership criteria. Committee members are appointed by the Board upon recommendation of the Nominating and Corporate Governance Committee. The Board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of AmSurg.
     The Guidelines provide for executive sessions to be held on a regular basis throughout the year. The Board, and each of the Board committees, meets regularly in executive sessions. The Nominating and Corporate Governance Committee conducts an annual review of the performance of the Board and individual directors. Directors have full and free access to senior management and other employees of AmSurg. An orientation program is provided for new directors and the Company conducts regular director education sessions for its outside directors with respect to the Company and its industry. Attendance at other continuing education programs for all members of the Board is also encouraged.
     The Board reviews the discussion of the chief executive officer’s performance in the Compensation Committee’s Compensation Discussion and Analysis to ensure that the chief executive officer is providing the best leadership for AmSurg in the long and short term. The Board also works with the Compensation Committee to evaluate potential successors to the chief executive officer and to establish a succession plan.
     The Guidelines call for additional consideration to be given to including equity as a significant portion of director compensation. AmSurg prohibits the repricing of stock options and requires that new equity compensation plans be submitted to shareholders for approval.

     The Guidelines restrict certain financial transactions between AmSurg and directors and their immediate family members. All transactions between AmSurg and directors and their immediate family members must be approved by the Nominating and Corporate Governance Committee of the Board of Directors. Personal loans to directors and their immediate family members are prohibited.
Code of Conduct
     The Board has adopted a Code of Conduct that outlines the principles, policies, and laws that govern the activities of AmSurg, and establishes guidelines for professional conduct in the workplace. The Code of Conduct applies to directors as well as employees. Every employee is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct. A copy of the Code of Conduct is available on our website at www.amsurg.com. Click on “Investors,” “Corporate Governance” and then “Code of Conduct.”
Code of Ethics
     Our chief executive officer and other executive officers are bound by all provisions of the Code of Conduct, which includes provisions relating to ethical conduct, conflicts of interest, compliance with law and internal reporting of violations of the Code of Conduct. We intend to disclose amendments to or waivers from the Code of Conduct for the benefit of our chief executive officer or other executive officers, if any, on our website.
PROPOSAL 1 – ELECTION OF DIRECTORS
Directors Standing for Election
     Our Board of Directors is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. The current Board of Directors is comprised of ten members. The terms of the three incumbent Class III directors, Thomas G. Cigarran, Debora A. Guthrie and Bergein F. Overholt, M.D. will expire at the annual meeting. The Board of Directors has nominated and recommends to the shareholders Thomas G. Cigarran and Debora A. Guthrie for election at the annual meeting as Class III directors to serve until the annual meeting of shareholders in 2012 and until such time as their respective successors are duly elected and qualified. Bergein F. Overholt, M.D. is not standing for re-election at the annual meeting and his board position will be vacant following the annual meeting. The Nominating and Corporate Governance Committee of the Board of Directors is evaluating candidates to fill the vacancy, and the Board of Directors intends to appoint a Class III director to fill the vacancy at the conclusion of that process. The person appointed by the Board of Directors to fill the vacant Class III director position will stand for re-election by the shareholders at the next annual meeting of shareholders following his or her appointment.
     If any of the nominees should become unable to serve, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve.
     There are no family relationships, by blood, marriage or adoption, between or among any of our directors or executive officers. Certain information with respect to the nominees for election as Class III directors and with respect to the Class I and Class II directors who are continuing in office is set forth below.
CLASS III DIRECTOR NOMINEES
(TO BE ELECTED; TERMS EXPIRE IN 2012)

Thomas G. Cigarran	Director since 1992
     Mr. Cigarran, 67, has served as our Chairman of the Board since 1992. Mr. Cigarran served as our Chief Executive Officer from January 1993 until December 1997, and as our President from January 1993 to July 1996. From December 1997 to December 1999, Mr. Cigarran served as an advisor to us. Mr. Cigarran is a co-founder of Healthways, Inc. and has served as Chairman of the Board of Healthways since 1988 and served as Chief Executive Officer of Healthways from 1988 until September 2003.

Debora A. Guthrie	Director since 1996
     Ms. Guthrie, 53, has served as President and Chief Executive Officer of the general partner of Capitol Health Partners, L.P., a venture fund specializing in health care industries based in New York, New York, since October 1995. Ms. Guthrie has more than 25 years of experience in health care investment banking and venture capital. Ms. Guthrie is also President and Chief Executive Officer of Capitol Health, Inc. and Capitol Health Management, both management consulting and advisory businesses providing research, financial and corporate strategy services to health care companies in the United States and Europe. Ms. Guthrie is also a director of two privately held health care services companies.
Required Vote; Recommendation of the Board
     The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors. Abstentions and broker non-votes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum is present, abstentions and broker non-votes will have no effect on whether this proposal is approved. At the annual meeting, shareholders will not be permitted to vote for a greater number of persons in the election of directors than the number of nominees named in this proxy statement.
     The Board of Directors Recommends That You Vote FOR These Nominees.
Directors Continuing in Office
CLASS I DIRECTORS
(TERMS EXPIRE IN 2010)

James A. Deal	Director since 1992
     Mr. Deal, 59, has served as President and Chief Executive Officer of Hospice Compassus, a provider of hospice care, since July 2006. During 2006 Mr. Deal served as Chairman of INSPIRIS, Inspired Care for the Frail Elderly, and from November 2001 to December 2005, Mr. Deal served as Chairman and Chief Executive Officer of INSPIRIS. From September 1998 to June 2001, Mr. Deal served as President, Chief Executive Officer and a director of Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers. Mr. Deal served as Executive Vice President of Healthways, Inc. from January 1991 to August 1998, and as President of Diabetes Treatment Centers of America, Inc. (now American Healthways Services, Inc.), a Healthways subsidiary, from 1985 to August 1998.

Steven I. Geringer	Director since 1997
     Mr. Geringer, 63, has been a private investor since June 1996 when he retired as President and Chief Executive Officer of PCS Health Systems, Inc., a pharmacy benefits manager and unit of Eli Lilly & Company. Mr. Geringer became President of PCS in May 1993, when Clinical Pharmaceuticals, Inc., of which Mr. Geringer was a founder, Chairman and Chief Executive Officer, merged with PCS Health Systems, Inc. Prior to May 1993, Mr. Geringer held senior management positions in the hospital management and managed care industry. Mr. Geringer also serves as non-executive Chairman and a director of Qualifacts Systems, Inc., a provider of web-based management information software and services for mental health providers and managers; Chairman of CredenceHealth, Inc., a provider of medical quality outcomes improvement and cost-reduction software for providers and health plans; and a member of the Executive Board of Cressey & Company LP, a private investment firm focused on the healthcare industry.

Claire M. Gulmi	Director since 2004
     Ms. Gulmi, 55, has served as our Executive Vice President since February 2006, Chief Financial Officer since September 1994 and Secretary since December 1997. Prior to her appointment as Executive Vice President, Ms. Gulmi served as a Senior Vice President from March 1997 to February 2006 and as a Vice President from September 1994 through March 1997.
CLASS II DIRECTORS
(TERMS EXPIRE IN 2011)

Henry D. Herr	Director since 1992
     Mr. Herr, 62, served as Executive Vice President of Finance and Administration and Chief Financial Officer of Healthways, Inc., a disease management company, from February 1986 to October 2001 and has been serving as a director of Healthways since 1988. Mr. Herr is currently serving as a consultant to Healthways. Mr. Herr served as our Chief Financial Officer from April 1992 until September 1994 and as our Secretary from April 1992 until December 1997. From December 1997 to December 1999, Mr. Herr served as an advisor to us.

Christopher A. Holden	Director since 2007
     Mr. Holden, 45, has served as our President and Chief Executive Officer since October 2007. He served as Senior Vice President and a Division President of Triad Hospitals, Inc. from May 1999 through July 2007. From January 1998 through May 1999, Mr. Holden served as President of the West Division of the Central Group of Columbia/HCA Healthcare Corporation, now known as HCA Inc. Prior to January 1998, Mr. Holden served as President of the West Texas Division of the Central Group of HCA from September 1997 until January 1998 and Vice President of Administration for the Central Group of HCA from August 1994 until September 1997.

Kevin P. Lavender	Director since 2004
     Mr. Lavender, 47, has served as Senior Vice President, Corporate Healthcare Lending of Fifth Third Bank since December 2005. Prior to assuming that position, Mr. Lavender served as the Commissioner of the Tennessee Department of Financial Institutions from January 2003 to December 2005. In addition to his role as Commissioner, he served as the chairman of the National Regulatory Committee for the Conference of State Bank Supervisors and was a member of the Board of Directors. Prior to being named Commissioner, Mr. Lavender was co-founder and served as Executive Vice President of Administration and Banking for MediSphere Health Partners, Inc. from May 1996 to October 2002.

Ken P. McDonald	Director since 1996
     Mr. McDonald, 68, served as our Chief Executive Officer from December 1997 to October 2007 and as our President from July 1996 to October 2007. From October 2007 to December 2008, Mr. McDonald was employed by the Company in a non-executive capacity. Mr. McDonald served as an Executive Vice President and our Chief Operating Officer from December 1994 until July 1996. Mr. McDonald joined us in April 1993 as a Vice President.
How Are Our Directors Compensated?
     Base Compensation. During 2008, each non-employee director received an annual retainer of $10,000 for his or her services as a director and the chair of each Board committee received an additional annual retainer of $10,000. The Chairman of the Board of Directors received an additional $25,000 for his services as Chairman. Each non-employee director received $3,500 for each Board meeting that he or she attended in person and $1,500 for each Board meeting that he or she attended via telephone. Each non-employee director also received $1,000 for each meeting of the Compensation Committee or the Nominating and Corporate Governance Committee that he or she attended and $2,500 for each meeting of the Audit Committee that he or she attended, whether in person or via telephone, except that the Chair of the Audit Committee received $3,500 for each Audit Committee meeting that he attended, the Chair of the Compensation Committee received $2,000 for each Compensation Committee meeting that he attended and the Chair of the Nominating and Corporate Governance Committee received $2,000 for each Nominating and Corporate Governance Committee meeting that he attended. In addition, the Company paid each non-employee director $2,500 for each director education session conducted by the Company that the director attended in person and $1,000 for each director education session conducted by the Company that the director attended via telephone.
     From time to time, the Board of Directors of the Company may form ad hoc committees or request that a director attend a meeting of a Board committee of which he or she is not a member. Each non-employee director who serves on an ad hoc committee or attends a meeting of a Board committee on which he or she is not a member at the request of the Board receives $1,000 for each meeting that he or she attends, whether in person or via telephone, except that the Chair of any ad hoc committee receives $2,000 for each such meeting that he or she attends. Non-employee directors are compensated for attending meetings of the Board of Directors and committees of the Board only if the duration of those meetings exceeds one hour. The Company also reimburses each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.
     Restricted Stock. On the date of each annual meeting of shareholders, each non-employee director who is elected or re-elected to the Board of Directors, or who otherwise continues as a director, automatically receives on the date of the annual meeting of shareholders a grant of that number of shares of restricted common stock having an aggregate fair market value on such date equal to $15,000, adjusted annually for changes in the Consumer Price Index. Each grant of restricted stock vests in equal one-third increments on the date of grant and, if the grantee is still a director, the first and second anniversaries of the date of grant. Until the earlier of (i) five years from the date of grant and (ii) the date on which the non-employee director ceases to serve as a director, no restricted stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Upon termination of a non-employee director’s service as a director for any reason other than death or disability, all shares of his or her unvested restricted stock will be forfeited. Upon termination of a non-employee director’s service as a director due to death or disability, all shares of his or her restricted stock will vest immediately.

     The following table sets forth the compensation paid to each of our directors who were not executive officers of the Company during fiscal 2008.

	Fees
	Paid in	Value of	Value of Option	All Other
Name	Cash ($)	Stock Awards(1)($)	Awards(1)($)	Compensation ($)	Total ($)
Thomas G. Cigarran	68,000	14,920	—	—	82,920
James A. Deal	74,000	14,920	—	—	88,920
Steven I. Geringer	55,000	14,920	—	—	69,920
Debora A. Guthrie	56,000	14,920	—	—	70,920
Henry D. Herr	56,000	14,920	—	—	70,920
Kevin P. Lavender	37,500	14,920	—	—	52,420
Ken P. McDonald(2)	—	162,917	669,907	250,000	1,082,824
Bergein F. Overholt, M.D.	36,000	14,920	—	50,000 (3)	100,920

(1)	Represents the dollar amount recognized for financial statement reporting purposes during 2008 in accordance with Statement of Financial Accounting Standards No. 123(R), or SFAS 123(R), and includes amounts from awards granted in and prior to 2008. For Mr. McDonald, the values represent expense associated with awards received while an employee of the Company.

(2)	Prior to October 1, 2007, Mr. McDonald served as the President and Chief Executive Officer of the Company. From October 1, 2007 to December 31, 2008, Mr. McDonald was employed by the Company in a non-executive capacity and did not receive any separate compensation for his service as a director. During 2008, Mr. McDonald received a base salary of $250,000, a grant of 23,697 shares of restricted stock, and an option to purchase 47,394 shares of our common stock as compensation for services rendered as an employee of the Company.

(3)	Represents amounts paid to Dr. Overholt during 2008 for his service as the Company’s Corporate Medical Director.
The grant date fair value, determined in accordance with SFAS 123(R), of the shares of restricted common stock issued to each of the non-employee directors during 2008 was $15,539. The grant date fair value of the shares of restricted common stock and the option to purchase shares of common stock granted to Mr. McDonald during 2008 were $586,501 and $386,261, respectively. At December 31, 2008, each of the non-employee directors held 609 shares of restricted common stock that remain subject to forfeiture, and Mr. McDonald held outstanding options to purchase an aggregate of 605,827 shares of common stock and 23,697 shares of restricted common stock that remain subject to forfeiture.
What Committees Has the Board Established?
     The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.
     Audit Committee. The principal functions of the Audit Committee are (i) to oversee our accounting and financial reporting processes and audits of our financial statements; (ii) to engage or discharge our independent registered public accounting firm; (iii) to review the nature and scope of the audit, including, but not limited to, a determination of the effectiveness of the audit effort through meetings held at least annually with our independent registered public accounting firm, and a determination through discussion with the independent registered public accounting firm that no unreasonable restrictions were placed on the scope or implementation of their examinations; (iv) to oversee and review the independence and qualifications of the independent registered public accounting firm and the performance of our internal audit department and independent registered accounting firm; (v) to pre-approve all auditing and non-auditing services to be provided by our independent registered public accounting firm; (vi) to review our financial statements and disclosures in our periodic reports with management and our independent registered public accounting firm; (vii) to review our policies with respect to risk assessment, risk management and the quality and adequacy of our internal controls and processes through discussions with and reports from our internal audit department and independent registered public accounting firm and management; (viii) to establish procedures for handling any complaints relating to accounting, internal controls or auditing matters and to ensure that such complaints are treated confidentially and anonymously; (ix) to review material changes in accounting and reporting principles and practices and discuss with management and our independent registered public accounting firm the selection, application and disclosure of critical accounting policies and practices used in our financial statements; (x) to retain, at our expense, outside counsel, independent registered public accounting firm or other experts, consultants or advisors as it deems necessary or appropriate in the performance of its duties; and (xi) to report to the full Board of Directors on the results of its reviews. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Restated Charter of the Audit Committee is available on our website at www.amsurg.com. Click on “Investors,” “Corporate Governance” and then “Audit Committee.” Members of the Audit Committee are James A. Deal, Debora A. Guthrie and Henry D. Herr, all of whom are independent directors. All members of our Audit Committee are audit committee financial experts, as defined in Item 407(d)(5)(ii) of Regulation S-K. In fiscal 2008, the Audit Committee met eight times.
     Compensation Committee. The functions of the Compensation Committee include reviewing and approving the Company’s compensation policies, the compensation arrangements for senior management, the compensation and benefit plans in which officers and directors are eligible to participate and awards under (and otherwise administering) such plans. The Compensation Committee also reviews and makes recommendations to the Board of Directors regarding the compensation policies and arrangements for the Company’s non-employee directors. See “Executive Compensation – Compensation Discussion and Analysis” below. The Compensation Committee operates under a written charter adopted by the full Board of Directors. The Charter of the Compensation Committee is available on our website at www.amsurg.com. Click on “Investors,” “Corporate Governance” and then “Compensation Committee.” Members of the Compensation Committee are James A. Deal, Steven I. Geringer and Debora A. Guthrie, all of whom are independent directors. The Compensation Committee met four times during fiscal 2008.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as directors; reviewing the qualifications and performance of incumbent directors and those candidates proposed by a director, executive officer or shareholder for election as a director; making recommendations to the full Board of Directors regarding such candidates; recommending the candidates that will serve on the various committees of the Board; reviewing Board composition; reviewing the management succession plan of the Company; reviewing and recommending corporate governance policies for the Company; providing oversight of the Company’s ethics and compliance programs; reviewing potential director conflicts of interest; reviewing director and officer insurance and indemnification policies; reviewing and approving all related-party transactions with members of the Board, executive officers and 5% or greater shareholders and their affiliates; evaluating Board performance, including the effectiveness of current Board policies and practices; and reviewing the orientation process for new directors and the continuing education program for all directors.
     The Nominating and Corporate Governance Committee has a policy regarding the evaluation of candidates for nomination to the Board of Directors, including those suggested by shareholders in compliance with our charter, bylaws and applicable law. Any shareholder wishing to propose a nominee should timely submit a recommendation in writing to our Secretary, indicating (a) the proposed nominee’s name, qualifications and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (b) certain other information as required by the Company’s bylaws as to the stockholder giving such notice. To be timely considered by the Nominating and Corporate Governance Committee, director nominations submitted by stockholders for the 2010 Annual Meeting must be delivered to or mailed and received by the Corporate Secretary at the Company’s address (above) not less than 120 days prior to the first anniversary of the proxy statement for the preceding year’s annual meeting (i.e. not later than December 19, 2009).
     No person is eligible for election as a director of the Company unless nominated in accordance with the procedures required by the Company’s bylaws. The President, Chief Executive Officer, or chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Company’s bylaws, and if he should so determine, the defective nomination will be disregarded.

     While the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership, candidates nominated to serve as directors must, at a minimum, in the Committee’s judgment:
•	be able to represent the interests of AmSurg and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	meet the minimum qualifications for directors set forth in the Guidelines and fulfill the needs of the Board at that time; and

•	possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction and/or a record of civic and community leadership.
     The Guidelines provide that each director must contribute some knowledge, experience or skill in at least one domain that is important to the Company. To provide such a contribution, a director must possess experience in one or more of the following:
•	business or management for large consolidated companies or other large multi-facility institutions;

•	accounting or finance for large consolidated companies or other multi-facility institutions;

•	leadership, strategic planning or crisis response for large consolidated companies or other large multi-facility institutions;

•	the health care industry; or

•	other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.
     When determining whether to nominate a current director to be re-elected as a director, the Nominating and Corporate Governance Committee must review the performance of the director during the prior year using performance criteria established by the Nominating and Corporate Governance Committee which, at a minimum, shall include:
•	attendance at Board and Committee meetings;

•	preparedness for Board and Committee meetings;

•	quality of objectivity in exercising business judgment;

•	participation at Board and Committee meetings; and

•	candor toward other directors, management and professionals retained by AmSurg.
     The chair of the Nominating and Corporate Governance Committee will preliminarily assess the candidate’s qualifications and suitability, seeking Board input, and report the assessment to the Nominating and Corporate Governance Committee. If the consensus is that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the preliminary interest and, if the candidate expresses sufficient interest, arrange interviews with one or more members of the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee determines the candidate is suitable and meets the criteria for Board membership, the candidate will be invited to meet with senior management. On the basis of its assessment, and taking into consideration input from senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board of Directors.
     The Nominating and Corporate Governance Committee operates under a written charter adopted by the full Board of Directors. The Charter of the Nominating and Corporate Governance Committee is available on our website at www.amsurg.com. Click on “Investors,” “Corporate Governance” and then “Nominating and Corporate Governance Committee.” Members of the Nominating and Corporate Governance Committee are Thomas G. Cigarran, Steven I. Geringer and Kevin P. Lavender, all of whom are independent directors. The Nominating and Corporate Governance Committee met one time during fiscal 2008.

How Often Did the Board Meet During Fiscal 2008?
     The Board of Directors met seven times during fiscal 2008. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees on which the director served. All of the directors other than Debora Guthrie attended our 2008 annual meeting of shareholders.
How Do I Communicate with the Board?
     Shareholders can send communications to the Board of Directors and, if applicable, to specified individual directors c/o AmSurg Corp., 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215. All shareholder communications will be forwarded directly to the Board of Directors or, if applicable, to specified individual directors.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In accordance with our Nominating and Corporate Governance Committee charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving the terms and conditions of all transactions involving the Company and our executive officers, directors and 5% or greater shareholders and their affiliates. The Nominating and Corporate Governance Committee considers all relevant information and facts available to the Committee regarding a related party transaction, and takes into account factors that it deems to be appropriate, including, without limitation, whether the transaction is on terms no less favorable to the Company than could be obtained from unaffiliated third parties and whether the transaction is reasonably expected to benefit the Company. Approval of the Nominating and Corporate Governance Committee is not required for compensation paid to any director of the Company for services rendered to the Company in his or her capacity as a director if the compensation is required to be disclosed in the Company’s proxy statement pursuant to applicable SEC rules. The Nominating and Corporate Governance Committee is also not required to approve any compensation paid to an executive officer of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to applicable SEC rules or if the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation would be required to be included in the Company’s proxy statement if the executive officer was a named executive officer and the Company’s Compensation Committee approved such compensation. John Clark, a Vice President — Development of the Company, is the brother-in-law of Kevin Eastridge, our Senior Vice President and Chief Accounting Officer. Mr. Clark is compensated in a manner consistent with our employment and compensation policies applicable to other employees of similar title and responsibility. The aggregate annual compensation paid by the Company to Mr. Clark exceeds $120,000.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Board of Directors is composed of three directors who are independent directors as defined under the applicable rules of The Nasdaq Stock Market, LLC, the applicable Securities and Exchange Commission regulations and the Guidelines. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Restated Charter of the Audit Committee is available on our website at www.amsurg.com. Click on “Investors,” “Corporate Governance” and then “Audit Committee.” The Audit Committee’s responsibilities include oversight of our independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.
     In this context, for fiscal 2008 the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed a report on the effectiveness of our internal control over financial reporting and “Management’s Report on Internal Control over Financial Reporting” and Deloitte & Touche LLP’s “Report of Independent Registered Public Accounting Firm,” which are included in our Annual Report on Form 10-K for the year ended December 31, 2008.
     The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board’s applicable requirements and has discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC.
THE AUDIT COMMITTEE
James A. Deal
Debora A. Guthrie
Henry D. Herr
     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION
Compensation Committee Report
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
James A. Deal
Steven I. Geringer
Debora A. Guthrie
Compensation Discussion and Analysis
     Overview of Compensation Process. The Compensation Committee of our Board of Directors is responsible for establishing the compensation arrangements for our employees, including our executive officers, and reviewing and making recommendations to the full Board of Directors regarding non-employee director compensation. The Compensation Committee is also responsible for the administration of our stock incentive plans and other compensation plans in which our employees participate. It is the responsibility of the Compensation Committee to determine whether, in its judgment, our executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and our shareholders. Each member of the Compensation Committee is an “independent director” as defined under the applicable rules of The Nasdaq Stock Market and the Guidelines, a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, and an “outside director” for the purposes of the Internal Revenue Code of 1986, as amended, in each case as determined by our Board of Directors.
     The Compensation Committee reviews our compensation policies on an annual basis based upon our financial performance, our annual budget, our position within the health care services industry and the compensation policies of similar companies in the health care services industry to ensure that our executive officers are rewarded appropriately for their contributions to the Company and that our overall compensation strategy supports our objectives, as well as shareholder interests. The compensation of individual executives is reviewed annually in light of the compensation policies for that year. The Compensation Committee believes that, while the Company competes generally with other health care service companies, the Company is the leader in the development, acquisition and operation of specialty outpatient surgery centers, and this is an important factor in determining executive compensation and in analyzing comparable financial performance.
     In setting and reviewing executive compensation, in addition to corporate performance, the Compensation Committee believes it is appropriate to consider the level of experience and responsibilities of each executive, as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical initiative, potential for growth in overall abilities, contribution to the Company, and organizational development are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.
     Role of Chief Executive Officer in Compensation Decisions. The Compensation Committee makes all decisions regarding the compensation of our executive officers. The Compensation Committee annually evaluates the performance of our executive officers, and our chief executive officer provides the Compensation Committee with his assessment of the performance of our executive officers other than himself. The Compensation Committee establishes guidelines for the compensation arrangements for our employees other than the executive officers, and final decisions regarding the compensation of those employees is made by our chief executive officer in consultation with other members of management.

     What Is Our Philosophy of Executive Officer Compensation? The primary objectives of our executive compensation policies are:
•	to attract and retain talented executives by providing compensation that is, overall, highly competitive with the compensation provided to executives at companies of comparable position in the health care services industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance;

•	to provide appropriate performance-based incentives for executives to work toward or exceed the achievement of our annual financial performance and business goals based on our annual budget; and

•	to closely align the interests of our executives with those of our shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of equity-based compensation.
The Compensation Committee is committed to a strong link between our financial and strategic objectives and our compensation and benefit practices. It is the Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon our performance, as well as upon his or her individual performance. Accordingly, in addition to the Company’s strategic and financial performance, the Compensation Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the prior year, his or her projected role and responsibilities, required impact on execution of our strategy, external pay practices, total cash and equity compensation internally, retention considerations and other factors the Compensation Committee deems appropriate.
     The Compensation Committee has engaged Mercer Human Resource Consulting, a human resource consulting firm, to review from time to time the compensation program for our employees, including the executive officers. Mercer Human Resource Consulting provides the Compensation Committee with relevant market and other data and alternatives to consider when making compensation decisions, including the mix of cash and non-cash compensation and the form of equity-based awards. The Compensation Committee uses information provided by Mercer Human Resource Consulting and recommendations from our chief executive officer to determine the appropriate level and mix of total compensation, including incentive compensation.
     Elements of 2008 Executive Compensation. For the fiscal year ended December 31, 2008, the principal components of compensation for our executive officers were:
     Base Salary. We provide executive officers with base salaries to compensate them for services provided during the year. The Compensation Committee generally establishes base salaries for our executive officers on an annual basis at a meeting of the Compensation Committee held in the first quarter of the year. In determining whether an increase in base compensation for the executive officers is appropriate, the Compensation Committee considers the performance of the Company and the executive officer during the prior year, the executive officer’s level of base salary relative to other executive officers of the Company and executive officers at comparable companies, and the recommendations of the chief executive officer. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer. Based upon these factors, the Compensation Committee approved base salaries for our named executive officers for 2008 and 2007 as follows:

Name	2008 Base Salary	2007 Base Salary
Christopher A. Holden	$500,000	$500,000
President and Chief Executive Officer

Claire M. Gulmi	$367,500	$350,000
Executive Vice President, Chief Financial Officer and Secretary

David L. Manning	$367,500	$350,000
Executive Vice President and Chief Development Officer

Billie A. Payne	$280,500	$275,000
Senior Vice President, Operations

Royce D. Harrell	$238,500	$230,000
Senior Vice President, Corporate Services
     Cash Bonus. The Compensation Committee believes a substantial portion of our executive officers’ compensation should be incentive-based. To link executive compensation and short-term performance, the Compensation Committee relies on cash bonuses awarded to our executive officers based upon the extent to which our actual pre-tax profits during a fiscal year, net of the compensation expense related to any bonuses earned, meet or exceed pre-tax profit targets approved by the Compensation Committee for such fiscal year and other specific performance measures related to each executive officer’s specific area of responsibility. Specific targets relating to an executive officer’s area of responsibility include targets relating to surgery center profits and new acquisition and development activity. For 2008, targets relating to Company pre-tax profits ranged from $82.9 million to $84.5 million, targets relating to surgery center pre-tax profits ranged from $249.3 million to $264.5 million, targets relating to the pre-tax profits of surgery centers acquired during the year ranged from $6.9 million to $9.9 million, and targets relating to the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2008 ranged from $24.0 million to $28.5 million.
     For 2008, cash bonuses for Mr. Holden and Ms. Gulmi were based 50% upon the attainment of Company pre-tax profit targets, 30% upon targets related to surgery center profits, and 20% upon the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2008. The cash bonuses for Ms. Payne and Mr. Harrell were based 20% upon the attainment of Company pre-tax profit targets, 60% upon targets related to surgery center profits, and 20% upon the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2008. The maximum total bonus award, as a percentage of their base salaries, that the named executive officers other than Mr. Manning could receive in 2008 was 100% for Mr. Holden, 80% for Ms. Gulmi, and 60% for Ms. Payne and Mr. Harrell. Mr. Manning was eligible to receive a cash bonus of up to 55% of his base salary based 55% upon the attainment of Company pre-tax profit targets and 45% upon the pre-tax profits of surgery centers acquired during the year. Mr. Manning also was eligible to receive an additional cash bonus based upon the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2008 above a targeted amount.
     The Compensation Committee reviews data prepared by Mercer Human Resource Consulting and the recommendations of the chief executive officer in determining the percentage bonus based upon specific performance targets and the maximum total bonus potential for the executive officers. For each of the bonus measures, the Compensation Committee approved four target levels and the executive officers earned a bonus equal to a specified portion of his or her base salary upon the attainment of each bonus target. Executive officers do not receive any bonus with respect to a bonus measure if performance is below the minimum target with respect to that measure. The Compensation Committee considers the earnings and performance bonus targets above the minimum level to be a “reach” and thus, while designed to be attainable, achievement of those bonus targets requires strong performance and execution. During 2008, the Company achieved the Level 4 bonus target for the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2008, and failed to meet the Level 1, or minimum, bonus target for Company pre-tax profits, surgery center profits, and profits of surgery centers acquired during the year. During the three fiscal years prior to 2008, the Company failed to meet the Level 1 bonus target for Company pre-tax profits, surgery center profits, and pre-tax profits of surgery centers acquired during the year in one year, achieved the Level 1 target in one year and achieved the Level 2 target in one year. During the same period, the Company achieved the Level 2 target for annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during the year in one year, and achieved the Level 4 target in two years. For 2008, cash bonuses paid to the named executive officers were as follows: Mr. Holden, $85,000; Ms. Gulmi, $49,925; Mr. Manning, $157,748; Ms. Payne, $28,598; and Mr. Harrell, $24,262.
     Long Term Equity Incentives. Historically, stock options and shares of restricted stock have been the principal vehicles for payment of long-term compensation for our executive officers. The Compensation Committee believes that an integral part of our executive compensation program is equity-based compensation plans that align our executive officers’ long-range interests with those of our shareholders. All stock options and shares of restricted stock are granted pursuant to incentive plans approved by our shareholders. The Compensation Committee determines the components and amounts of equity-based awards to the executive officers based upon, among other factors, the recommendations of the chief executive officer, prior equity grants, individual and Company performance, our annual budget, retention considerations and the estimated annual financial accounting compensation expense associated with the awards. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer. Equity-based awards are granted in part to reward the senior executives for their long-term strategic management of the Company, and to motivate the executives to improve shareholder value. They also reflect the Compensation Committee’s objective to provide a significant portion of compensation for executives in the form of long-term equity-linked awards.
     In February 2008, the Compensation Committee granted equity awards to our executive officers by reference to a dollar amount of compensation equal to a specified percentage of the executive officers’ base salaries and then allocating such dollar amount 50% to stock options and 50% to restricted shares of the Company’s common stock. After determining the dollar amount of compensation to be paid through grants of stock options and shares of restricted stock, (i) the number of shares subject to the options was determined by dividing the dollar amount of compensation by an amount equal to 50% of the closing price of our common stock on the date of grant and (ii) the number of shares of restricted stock was determined by dividing the dollar amount of compensation by an amount equal to 100% of the closing price of our common stock on the date of grant. The Compensation Committee determined to use 50% of the closing price of our common stock on the date of grant as the value of the shares underlying the options following discussions with Mercer Human Resource Consulting and believed that this value approximated the future value of the shares to be issued upon exercise of the options. The exercise price of the options is equal to the closing price of the common stock on the date of grant. The restricted shares and options granted to the executive officers during 2008 have a four-year cliff-vesting period, which the Compensation Committee believes encourages the executive officers’ loyalty and continued service to the Company.
     Based upon the formula described above, the Compensation Committee approved 2008 grants of restricted shares of the Company’s common stock and stock options to the named executive officers as follows:
     Restricted Shares of Common Stock

	Value of
	Restricted	Percentage of 2007
Name	Shares ($)	Base Salary	Shares (#)
Christopher A. Holden	287,500	57.5%	11,617
Claire M. Gulmi	297,092	85.0%	12,004
David L. Manning	297,092	85.0%	12,004
Billie A. Payne	150,629	70.0%	6,086
Royce D. Harrell	114,469	50.0%	4,626

     Stock Options

	Value of
	Stock Option	Percentage of 2007	Shares Underlying
Name	Grant ($)	Base Salary	Options (#)
Christopher A. Holden	287,500	57.5%	23,233
Claire M. Gulmi	297,092	85.0%	24,008
David L. Manning	297,092	85.0%	24,008
Billie A. Payne	150,629	70.0%	12,172
Royce D. Harrell	114,469	50.0%	9,251
     The Compensation Committee generally awards long-term equity incentives to employees, including the named executive officers, on an annual basis at a meeting of the Compensation Committee held in the first quarter of the year. The Compensation Committee may grant additional awards to employees under other special circumstances.
     Retirement Plans. The Compensation Committee believes that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing methods for those individuals to save for retirement. Some of those methods are available to our employees generally, and some are available to a smaller group recognizing the limitations on amounts that may be saved under our qualified plans.
     Supplemental Executive Retirement Plan. During 2008, the Company maintained a non-qualified deferred compensation plan allowing employees at the executive level of vice president or higher to make pre-tax contributions to an investment account established in the executive’s name. Executives may elect to defer up to 50% of their base compensation and up to 50% of their bonus compensation otherwise payable to such executives during the calendar year. The Compensation Committee determines the amount of Company contributions to the plan on an annual basis. Currently, the Company makes contributions to the plan in an amount equal to 3% of the annual base compensation of the executives, and makes additional contributions to the plan up to a maximum of an additional 15% of the annual base salary of such executives based upon the attainment of Company pre-tax profit targets, which are consistent with the pre-tax profit targets established for purposes of the cash bonus plan described above. The Company currently makes contributions to the plan as follows:
•	3% of the executives’ base salaries;

•	5% of the executives’ base salaries if the Company meets the Level 1 earnings target;

•	8% of the executives’ base salaries if the Company meets the Level 2 earnings target;

•	13% of the executives’ base salaries if the Company meets the Level 3 earnings target; and

•	18% of the executives’ base salaries if the Company meets the Level 4 earnings target.
Participants in the supplemental executive retirement plan are fully vested in their contributions to the plan. The Company’s contributions to the plan vest in equal, annual installments over five years, subject to automatic vesting if the executive retires, dies or becomes disabled, if the plan terminates or if there is a change in control of the Company. Participants in the plan direct the investment of their accounts in investment alternatives that the Company selects. All contributions to the plan are subject to claims of our creditors.
     401(k) Plan. The Company maintains a 401(k) plan that provides for a matching contribution by the Company of 25% of the participant’s voluntary salary contributions, with a maximum Company contribution of 25% of the first 6% of the participant’s salary contributed by the participant, up to the maximum voluntary salary contribution established by the U.S. Department of Labor.
     Perquisites and Other Benefits. The Company does not generally provide material perquisites that are not, in the Compensation Committee’s view, integrally and directly related to the executive officers’ duties. Our executive officers also participate in other broad-based benefit programs that are generally available to our salaried employees, including health, dental and life insurance programs.

     2009 Executive Compensation. During the first quarter of 2009, the Compensation Committee established 2009 base salaries and bonus criteria for the executive officers and granted equity awards to the executive officers. The 2009 base salaries for the named executive officers are as follows: Mr. Holden, $537,500; Ms. Gulmi, $384,038; Mr. Manning, $384,038; Ms. Payne, $293,123; and Mr. Harrell, $238,500. For 2009, cash bonuses for Mr. Holden and Ms. Gulmi will be based 50% upon the attainment of Company earnings targets, 30% upon targets related to surgery center profits, and 20% upon the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2009. The cash bonus for Ms. Payne will be based 20% upon the attainment of Company earnings targets, 60% upon targets related to surgery center profits, and 20% upon the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2009. The maximum total bonus award, as a percentage of their base salaries, that Mr. Holden and Mses. Gulmi and Payne can receive in 2009 is 100% for Mr. Holden, 80% for Ms. Gulmi, and 60% for Ms. Payne. Mr. Harrell has announced his retirement from the Company, and therefore will not receive a bonus for 2009. Mr. Manning is eligible to receive a cash bonus of up to 55% of his base salary based 55% upon the attainment of Company earnings and 45% upon the earnings of surgery centers acquired during 2009. Mr. Manning is eligible to receive an additional cash bonus based upon the annual earnings of surgery centers acquired and surgery center partnerships formed during 2009 above a targeted amount.
     Effective March 23, 2009, Phillip Clendenin was appointed our Senior Vice President - Corporate Services. In connection with his appointment, Mr. Clendenin entered into an employment agreement that provides for a 2009 base salary of $265,000 and a 2009 bonus potential equal to 60% of his base salary. Mr. Clendenin’s bonus will be based 30% upon the attainment of Company earnings targets, 50% upon targets related to surgery center profits, and 20% upon the annual pre-tax profits of surgery centers acquired and surgery center partnerships formed during 2009.
     Equity awards granted to the executive officers during 2008 consisted of both stock options and shares of restricted stock. Prior to 2008, equity awards granted to the Company’s executive officers primarily were in the form of stock options. In determining the form of equity awards granted to the executive officers during 2009, the Compensation Committee considered, among other factors, the recommendations of the chief executive officer, individual and Company performance in a challenging economic environment, our annual budget for 2009, and the estimated annual financial accounting compensation expense associated with awards, as well as the fact that substantially all outstanding stock options held by the executive officers as of the first quarter of 2009 were out-of-the-money. Based upon these considerations and following discussions with Mercer Human Resource Consulting, the Compensation Committee determined to reduce the dollar value of equity awards issued in 2009 to a value equal to 70% to 125% of the executive officers’ base salaries, compared to 100% to 230% of the executive officers’ base salaries for awards issued in 2008. To partially compensate for the reduction in the value of equity-based awards issued in 2009, the Compensation Committee determined to issue the 2009 equity awards to the executive officers entirely in the form of shares of restricted stock, rather than a mix of restricted stock and stock options.
     The amount of the equity awards for 2009 was determined by reference to a dollar amount of compensation equal to a specified percentage of the executive officers’ base salaries. After determining the dollar amount of compensation to be paid through equity grants, the number of shares of restricted stock granted was determined by dividing the dollar amount of compensation by an amount equal to 100% of the closing price of our common stock on the date of grant. The restricted shares granted during 2009 to our executive officers have a four-year cliff-vesting period, which the Compensation Committee believes encourages the executive officers’ loyalty and continued service to the Company. Based upon the formula described above, the Compensation Committee approved 2009 grants of restricted shares of the Company’s common stock to the named executive officers as follows:

	Value of
	Restricted	Percentage of 2008
Name	Shares ($)	Base Salary	Shares (#)
Christopher A. Holden	625,000	125%	31,904
Claire M. Gulmi	349,125	95%	17,802
David L. Manning	330,750	90%	16,865
Billie A. Payne	196,350	70%	10,734
     Pursuant to his employment agreement, Mr. Clendenin received a grant of 10,000 shares of restricted stock upon his appointment as our Senior Vice President — Corporate Services.
     Benefits Upon Termination of Employment. We have employment agreements with each of our executive officers. The agreements generally provide that if an executive is terminated without cause, the executive will receive an amount equal to his or her base salary and will continue to be covered by the Company’s health and life insurance plans for a period of one year. If the executive is terminated without cause or resigns under certain circumstances within 12 months following a change in control, the executive will receive a payment equal to 18 months of his or her base salary and continue to be covered under the Company’s health and life insurance plans for a period of 18 months; provided, that if Messrs. Holden or Manning or Ms. Gulmi is terminated without cause or resigns under certain circumstances within 12 months following a change in control, he or she will receive a payment equal to three times his or her base salary and continue to be covered by the Company’s health and life insurance plans for a period of three years. The Compensation Committee believes that the severance provisions contained in the employment agreements are reasonable and an important element in attracting and retaining executive officers. See “Potential Payments Upon Termination or Change in Control” below for information with respect to potential payments and benefits under the employment agreements with the named executive officers and our other compensation arrangements upon the termination of the named executive officers.
     Tax and Accounting Matters. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Under Internal Revenue Service regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that any executive compensation arrangements for fiscal 2008 will result in the loss of a tax deduction pursuant to Section 162(m). The Compensation Committee expects to continue to monitor the application of Section 162(m) to executive compensation and will take appropriate action if it is warranted in the future.
     We operate our compensation programs with the intention of complying with Section 409A of the Code. Effective January 1, 2006, we began accounting for stock-based compensation with respect to our long-term equity incentive award programs in accordance with the requirements of SFAS 123(R).

2008 Summary Executive Compensation Table
     The following table sets forth information concerning total compensation paid or earned during the 2008 fiscal year for the persons who served during 2008 as our chief executive officer, chief financial officer and other three most highly compensated executive officers. We will refer to the foregoing individuals as the “named executive officers.” As reflected in the table below, the primary components of the Company’s compensation program are cash compensation, consisting of a mix of base salary and cash bonus compensation, and equity compensation, consisting of restricted shares of the Company’s common stock and stock options with time-based vesting.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Christopher A. Holden
President and Chief	2008	500,000	757,700	96,169	85,000	17,740	1,456,609
Executive Officer (4)	2007	126,027	174,450	13,672	19,615	3,462	337,227

Claire M. Gulmi
Executive Vice President,	2008	367,500	61,896	246,482	49,925	15,312	741,115
Chief Financial Officer	2007	350,000	—	286,459	57,414	14,361	708,234
and Secretary	2006	325,000	—	444,932	144,736	33,850	948,518

David L. Manning
Executive Vice President	2008	367,500	61,896	288,542	157,748	14,809	890,495
and Chief Development	2007	350,000	—	364,878	190,532	14,361	919,771
Officer	2006	325,000	—	626,027	167,314	33,850	1,152,191

Billie A. Payne
Senior Vice President,	2008	280,500	51,497	54,417	28,598	14,176	429,188
Operations (5)	2007	217,118	17,602	49,482	49,506	10,331	344,039

Royce D. Harrell
Senior Vice President,	2008	238,050	75,462	185,612	24,262	11,146	534,532
Corporate Services	2007	230,000	—	147,281	27,810	10,716	415,807
	2006	196,650	—	251,765	65,583	21,747	535,745

(1)	Represents the dollar amount recognized for financial statement reporting purposes during 2008 in accordance with SFAS 123(R) and includes amounts from awards granted in and prior to 2008. See Note 1(m) to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 regarding the assumptions underlying valuation of equity awards.

(2)	Reflects bonuses earned during the fiscal year pursuant to our cash bonus plan.

(3)	Reflects (a) Company matching contributions to the 401(k) plan of $2,740 for Mr. Holden, $4,299 for Ms. Gulmi, $3,796 for Mr. Manning, $5,765 for Ms. Payne, and $4,010 for Mr. Harrell, and (b) Company contributions to the supplemental executive retirement savings plan of $15,000 for Mr. Holden, $11,013 for Ms. Gulmi and Mr. Manning, $8,411 for Ms. Payne, and $7,136 for Mr. Harrell.

(4)	Mr. Holden was appointed as our President and Chief Executive Officer effective October 1, 2007.

(5)	Ms. Payne was appointed Senior Vice President, Operations effective December 1, 2007.
Employment Agreements
     We have entered into employment agreements with each of our executive officers. The employment agreements provide for a minimum base salary and such other increases as the Compensation Committee determines to be appropriate. The employment agreements have terms expiring on December 31 of each year, but contain a provision that automatically extends the term for an additional one year on each successive anniversary date unless the Company gives the executive notice of its intent not to extend the term of the agreement not less than 60 days prior to the applicable December 31 of the agreement. The employment agreements provide that if we elect not to extend the executive’s employment, the executive will be considered to have been terminated without cause. In the event the executive’s employment with the Company is terminated as a result of the executive’s disability, the executive is entitled to receive his or her full salary and benefits for a period of 12 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time. In the event the executive’s employment with the Company is terminated by the Company following a felony conviction of the executive, the failure of the executive to contest prosecution for a felony, conviction of the executive of a crime involving moral turpitude, or willful and continued misconduct or gross negligence by the executive in the performance of his or her duties (the foregoing constitutes termination for “cause”), the Company shall have no further obligations under the employment agreement. In the event the Company terminates the executive without cause, the executive will be entitled to a payment equal to his or her base salary and will continue to be covered by the Company’s health and life insurance plans for a period of one year. If the executive is terminated without cause or resigns because the Company has significantly changed the scope and nature of the executive’s authority and responsibilities, reduced the executive’s base salary or overall compensation or changed the location at which the executive is required to perform his or her duties to the Company (the foregoing constitutes termination for “good reason”) within 12 months following a change in control, he or she will receive a payment equal to 18 months of his or her base salary and continue to be covered under the Company’s health and life insurance plans for a period of 18 months, and in the case of Messrs. Holden and Manning and Ms. Gulmi, he or she will receive a payment equal to three times his or her base salary and will continue to be covered by the Company’s health and life insurance plans for a period of three years. The employment agreements contain a restrictive covenant pursuant to which each executive officer has agreed not to compete with us for a period of one year following the date of the executive officer’s termination of employment.
2008 Grants of Plan-Based Awards
     The following table sets forth information regarding the 2008 grants of plan-based awards to the named executive officers. All restricted shares of the Company’s common stock and stock options were issued pursuant to the Company’s 2006 Stock Incentive Plan.

		Estimated Future Payouts
		Under Non-Equity Incentive			All Other Stock	All Other
		Plan Awards			Awards	Option Awards
								Grant Date Fair
						Number of	Exercise Price of	Value of Stock
					Number of Shares	Securities	Option Awards	and Option
		Threshold(1)	Target	Maximum	of	Underlying	($/sh)	Awards(4)
Name	Grant Date	($)	($)	($)	Stock (#)(2)	Options(#)(3)	($)	($)
Christopher A. Holden	2/21/08	21,250	250,000	500,000	11,617	23,233	24.75	486,628
Claire M. Gulmi	2/21/08	12,495	147,000	294,000	12,004	24,008	24.75	502,848
David L. Manning	2/21/08	975	147,000	362,905 (5)	12,004	24,008	24.75	502,848
Billie A. Payne	2/21/08	7,153	84,150	168,300	6,086	12,172	24.75	254,943
Royce D. Harrell	2/21/08	6,070	71,415	142,830	4,626	9,251	24.75	193,775

(1)	The “Threshold” bonus amount is determined based upon the minimum bonus each named executive officer could earn pursuant to applicable bonus arrangements.

(2)	The restricted shares of the Company’s common stock awarded during 2008 vest on the fourth anniversary of the date of grant.

(3)	The options granted during 2008 vest on the fourth anniversary of the date of grant.

(4)	Represents the full grant date value computed in accordance with SFAS 123(R).

(5)	There was no maximum amount for the portion of Mr. Manning’s 2008 cash bonus based upon the number of surgery center acquisition and development transactions completed during the year. Mr. Manning’s maximum 2008 bonus amount shown above was calculated based upon the Company’s 2008 Level 4 bonus target for acquisition and development transactions.

Outstanding Equity Awards at 2008 Fiscal Year-End
     The following table sets forth information regarding outstanding equity awards held by the named executive officers at December 31, 2008. Equity awards granted prior to 2007 vest in four equal annual installments, commencing on the date of grant. All other equity awards vest, or the restrictions applicable to the stock awards lapse, on the fourth anniversary of the date of grant.

		Option Awards				Restricted Stock Awards
		Number of	Number of
		Securities	Securities			Number of	Market Value
		Underlying	Underlying			Shares of	of Shares of
		Unexercised	Unexercised	Option	Option	Stock that	Stock That
	Grant	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Date	(Exercisable)	(Unexercisable)	Price ($/sh)	Date	Vested (#)	Vested ($)
Christopher A. Holden	10/01/07	—	25,000	23.260	10/01/17	120,000	2,800,800
	02/21/08	—	23,233	24.750	02/21/18	11,617	271,141

Claire M. Gulmi	02/01/01	27,500	—	16.583	02/01/11	—	—
	11/15/01	60,000	—	14.667	11/15/11	—	—
	01/24/02	30,000	—	16.200	01/24/12	—	—
	02/06/03	81,000	—	14.780	02/06/13	—	—
	01/28/04	75,000	—	24.100	01/28/14	—	—
	01/27/05	36,000	9,000	25.760	01/27/15	—	—
	02/17/06	42,000	28,000	21.070	02/17/16	—	—
	02/15/07	—	48,380	22.840	02/15/17	—	—
	02/21/08	—	24,008	24.750	02/21/18	12,004	280,173

David L. Manning	02/01/01	90,000	—	16.583	02/01/11	—	—
	11/15/01	55,000	—	14.667	11/15/11	—	—
	01/24/02	30,000	—	16.200	01/24/12	—	—
	02/06/03	111,000	—	14.780	02/06/13	—	—
	01/28/04	75,000	—	24.100	01/28/14	—	—
	01/27/05	60,000	15,000	25.760	01/27/15	—	—
	02/17/06	60,000	40,000	21.070	02/17/16	—	—
	02/15/07	—	48,380	22.840	02/15/17	—	—
	02/21/08	—	24,008	24.750	02/21/18	12,004	280,173

Billie A. Payne	01/28/04	7,200	—	24.100	01/28/14	—	—
	01/27/05	10,400	2,600	25.760	01/27/15	—	—
	02/17/06	—	5,600	21.070	02/17/16	—	—
	02/15/07	—	7,046	22.840	02/15/17	3,523	82,227
	02/21/08	—	12,172	24.750	02/21/18	6,086	142,047

Royce D. Harrell	01/28/04	37,500	—	24.100	01/28/14	—	—
	01/27/05	30,000	7,500	25.760	01/27/15	—	—
	02/17/06	22,500	15,000	21.070	02/17/16	—	—
	02/15/07	—	19,133	22.840	02/15/17	—	—
	02/21/08	—	9,251	24.750	02/21/18	4,626	107,971

Option Exercises During 2008
     The following table shows the amounts received by the named executive officers upon the exercise of stock options during fiscal 2008.

	Option Awards
	Number of Shares Acquired	Value Realized on
Name	Upon Exercise (#)	Exercise ($)
Christopher A. Holden	—	—
Claire M. Gulmi	25,000	285,425
David L. Manning	50,000	596,501
Billie A. Payne	5,600	38,770
Royce D. Harrell	111,500	1,239,447
2008 Nonqualified Deferred Compensation
     During 2008, the Company maintained a non-qualified deferred compensation plan that allowed employees who were at the executive level of vice president or higher to make pre-tax contributions to an investment account established in such executive’s name. Executives could elect to defer up to 50% of their base compensation and up to 50% of their bonus compensation otherwise payable to such executives during the calendar year. The Compensation Committee determines the amount of Company contributions to the plan on an annual basis, and during 2008 the Company agreed to make contributions to the plan in an amount equal to 3% of the annual base compensation of the executives, and additional contributions to the plan up to a maximum of an additional 15% of the annual base salary of such executives based upon the attainment of Company pre-tax profit targets, which were consistent with the pre-tax profit targets established for purposes of the cash bonus plan described above. The Company agreed to make contributions to the plan as follows:
•	3% of the executives’ base salaries;

•	5% of the executives’ base salaries if the Company met the Level 1 earnings target;

•	8% of the executives’ base salaries if the Company met the Level 2 earnings target;

•	13% of the executives’ base salaries if the Company met the Level 3 earnings target; and

•	18% of the executives’ base salaries if the Company met the Level 4 earnings target.
Participants in the supplemental executive retirement plan are fully vested in their contributions to the plan. The Company’s contributions to the plan vest in equal, annual installments over five years, subject to automatic vesting if the executive retires, dies or becomes disabled, if the plan terminates or if there is a change in control of the Company. Participants in the plan direct the investment of their accounts in investment alternatives that the Company selects. All contributions to the plan are subject to claims of our creditors.

     The following table summarizes the activity during 2008 and the aggregate balances held by each of the named executive officers at December 31, 2008 under our supplemental executive retirement plan.

		Registrant		Aggregate
	Executive	Contributions	Aggregate	Balance at
	Contributions in	in Last Fiscal	Earnings in	Last Fiscal
	Last Fiscal Year(1)	Year(2)	Last Fiscal Year	Year End
Name	($)	($)	($)	($)
Christopher A. Holden	3,462	15,000	(583)	2,879
Claire M. Gulmi	21,479	11,013	(102,211)	155,988
David L. Manning	278,774	11,013	(653,815)	956,331
Billie A. Payne	20,370	8,411	(1,917)	145,986
Royce D. Harrell	25,872	7,136	(124,620)	208,374

(1)	Reported as “Salary” in the 2008 Summary Executive Compensation Table on page 23.

(2)	Reported as “All Other Compensation” in the 2008 Summary Executive Compensation Table on page 23. Registrant contributions with respect to 2008 were paid in the first quarter of 2009 and, therefore, are not reflected in the “Aggregate Balance at Last Fiscal Year End” data above.
Equity Compensation Plan Information
     The following table summarizes information with respect to our equity compensation plans as of December 31, 2008.

Number of Securities
Remaining Available For
	Number of Securities To	Weighted Average	Future Issuance Under
	Be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(excluding securities reflected
Plan Category	Warrants and Rights(1)	Warrants and Rights	in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,275,803	$ 22.23	1,621,802
Equity compensation plans not approved by security holders	—	—	—

Total	3,275,803	$ 22.23	1,621,802

(1)	None of the outstanding options are transferable for consideration or have dividend rights attached.
Potential Payments Upon Termination or a Change in Control
     The following tables show the estimated amount of potential payments, as well as estimated value of continuing benefits, assuming the named executive officer’s employment terminated effective December 31, 2008 and based on compensation and benefit levels in effect on December 31, 2008. Due to the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company.

Christopher A. Holden

			Involuntary
			Termination
			Without
			Cause or		Termination
			Termination		upon a
Executive Benefits and	Voluntary		for Good	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Reason	Termination	Control	Disability	Death
Salary (1)	—	—	$500,000	—	$1,500,000	$500,000	—
Accelerated Vesting of Deferred Compensation(2)	—	$1,152	—	—	$1,152	$1,152	$1,152
Accelerated Vesting of Options (3)	—	$2,000	—	—	$2,000	—	—
Continuation of Insurance Benefits (4)	—	—	$13,444	—	$13,444	$13,444	—

(1)	Pursuant to the terms of the employment agreement between the Company and the executive.

(2)	Accelerated vesting of Company contributions to our supplemental executive retirement plan.

(3)	Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($23.34 per share as reported on The Nasdaq Stock Market) and the exercise price of in-the-money unvested stock options.

(4)	Reflects the medical premiums the executive would be entitled to following the termination date.
Claire M. Gulmi

			Involuntary
			Termination
			Without
			Cause or		Termination
			Termination		upon a
Executive Benefits and	Voluntary		for Good	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Reason	Termination	Control	Disability	Death
Salary (1)	—	—	$367,500	—	$1,102,500	$367,500	—
Accelerated Vesting of Deferred Compensation(2)	—	$11,544	—	—	$11,544	$11,544	$11,544
Accelerated Vesting of Options (3)	—	$87,750	—	—	$87,750	—	—
Continuation of Insurance Benefits (4)	—	—	$6,004	—	$6,004	$6,004	—

(1)	Pursuant to the terms of the employment agreement currently in effect between the Company and the executive.

(2)	Accelerated vesting of Company contributions to our supplemental executive retirement plan.

(3)	Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($23.34 per share as reported on The Nasdaq Stock Market) and the exercise price of in-the-money unvested stock options.

(4)	Reflects the medical premiums the executive would be entitled to following the termination date.

David L. Manning

			Involuntary
			Termination
			Without
			Cause or		Termination
			Termination		upon a
Executive Benefits and	Voluntary		for Good	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Reason	Termination	Control	Disability	Death
Salary (1)	—	—	$367,500	—	$1,120,500	$367,500	—
Accelerated Vesting of Deferred Compensation(2)	—	$11,563	—	—	$11,563	$11,563	$11,563
Accelerated Vesting of Options (3)	—	$114,990	—	—	$114,990	—	—
Continuation of Insurance Benefits (4)	—	—	$13,316	—	$13,316	$13,316	—

(1)	Pursuant to the terms of the employment agreement currently in effect between the Company and the executive.

(2)	Accelerated vesting of Company contributions to our supplemental executive retirement plan.

(3)	Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($23.34 per share as reported on The Nasdaq Stock Market) and the exercise price of in-the-money unvested stock options.

(4)	Reflects the medical premiums the executive would be entitled to following the termination date.
Billie A. Payne

			Involuntary
			Termination
			Without
			Cause or		Termination
Executive Benefits and			Termination		upon a
Payments Upon	Voluntary		for Good	For Cause	Change in
Separation	Termination	Retirement	Reason	Termination	Control	Disability	Death
Salary (1)	—	—	$280,500	—	$420,750	$280,500	—
Accelerated Vesting of Deferred Compensation(2)	—	$10,237	—	—	$10,237	$10,237	$10,237
Accelerated Vesting of Options (3)	—	—	—	—	$16,235	—	—
Continuation of Insurance Benefits (4)	—	$9,909	$9,909	—	$9,909	$9,909	—

(1)	Pursuant to the terms of the employment agreement currently in effect between the Company and the executive.

(2)	Accelerated vesting of Company contributions to our supplemental executive retirement plan.

(3)	Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($23.34 per share as reported on The Nasdaq Stock Market) and the exercise price of in-the-money unvested stock options.

(4)	Reflects the medical premiums the executive would be entitled to following the termination date.

Royce D. Harrell

			Involuntary
			Termination
			Without
			Cause or		Termination
			Termination		upon a
Executive Benefits and	Voluntary		for Good	For Cause	Change in
Payments Upon Separation	Termination	Retirement	Reason	Termination	Control	Disability	Death
Salary (1)	—	—	$238,500	—	$238,500	$238,500	—
Accelerated Vesting of Deferred Compensation(2)	—	$7,542	—	—	$7,542	$7,542	$7,542
Accelerated Vesting of Options (3)	—	$43,617	—	—	$43,617	—	—
Continuation of Insurance Benefits (4)	—	—	$9,909	—	$9,909	$9,909	—

(1)	Pursuant to the terms of the employment agreement currently in effect between the Company and the executive.

(2)	Accelerated vesting of Company contributions to our supplemental executive retirement plan.

(3)	Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($23.34 per share as reported on The Nasdaq Stock Market) and the exercise price of in-the-money unvested stock options.

(4)	Reflects the medical premiums the executive would be entitled to following the termination date.
Compensation Committee Interlocks and Insider Participation
     During fiscal 2008, the Compensation Committee of the Board of Directors was composed of James A. Deal, Steven I. Geringer and Debora A. Guthrie. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year, and the shareholders are requested to ratify this appointment. Deloitte & Touche LLP has served in this capacity for AmSurg since 1992. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. Shareholders should recognize that the ratification of the appointment of Deloitte & Touche LLP does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its shareholders.
Fees Billed to Us by Deloitte & Touche LLP For 2008 and 2007
     Audit Fees
     The aggregate audit fees billed by Deloitte & Touche LLP for the years ended December 31, 2008 and 2007 were $671,000 and $660,000, respectively. The fees include professional services and expenses for Deloitte & Touche LLP’s annual audits and quarterly reviews of the Company’s financial statements, attestation of the effectiveness of the Company’s internal control over financial reporting required by Section 404 of the Sarbanes Oxley Act of 2002, consultations on financial accounting and reporting standards arising during the course of the audit and consents issued in connection with the Company’s periodic registration statements on Form S-8.
     Audit-Related Fees
     No amounts were billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2008 and 2007 that would be categorized as audit-related fees.
     Tax Fees
     The aggregate fees billed for tax services for the fiscal years ended December 31, 2008 and 2007 were $59,000 and $34,000, respectively. These fees relate to tax preparation and compliance consultation for the fiscal years ended December 31, 2008 and 2007, respectively.
     All Other Fees
     No amounts were billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2008 and 2007 that would be categorized as all other fees.
Audit Committee Pre-Approval Policies and Procedures
     Our Audit Committee has adopted a policy, contained in its Restated Charter, which provides that our Audit Committee must pre-approve all audit and non-audit services provided to the Company by our independent registered public accounting firm. This policy is administered by our senior management, who report throughout the year to the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Deloitte & Touche LLP during fiscal 2008 and 2007.
Auditor Rotation Policies
     Deloitte & Touche LLP maintains partner rotation policies in accordance with the rules promulgated by the SEC. Such rules require the rotation of the lead audit partner after five years.
Required Vote; Recommendation of the Board
     Approval of this proposal requires the number of shares of common stock voted in favor of the proposal to exceed the number of shares of common stock voted against it. Abstentions and broker non-votes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum is present, abstentions and broker non-votes will have no effect on whether this proposal is approved.
     The Board of Directors Recommends That You Vote FOR the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

OTHER MATTERS
     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
ADDITIONAL INFORMATION
     Shareholder Proposals for the 2010 Annual Meeting. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals submitted in accordance with applicable rules and regulations for presentation at our next annual meeting and received at our executive offices no later than December 24, 2009 will be considered for inclusion in our proxy statement and form of proxy relating to the 2010 annual meeting.
     In addition, our bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders (but not considered for inclusion in our proxy statement), a shareholder’s notice must be received at our executive offices no later than December 24, 2009, and the proposal and the shareholder must comply with the Company’s bylaws and Rule 14a-8 of the Securities Exchange Act of 1934. For proposals that are not timely filed, we retain discretion to vote proxies we receive. For proposals that are timely filed, we retain discretion to vote proxies we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.
     Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by us. We will bear the cost of soliciting proxies in the enclosed form. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by mail, personal conversations, telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.
     Financial Statements Available. A copy of our 2008 Annual Report to Shareholders containing audited financial statements and other information accompanies this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009, is available without charge upon request. Requests should be addressed to Chief Financial Officer, AmSurg Corp., 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215 or to (615) 665-1283.
     Householding Information. As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2008 Annual Report to Shareholders or this proxy statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies please provide us with a written or oral request stating so. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy.
     Requests in this regard should be addressed to:
Claire M. Gulmi, Secretary
AmSurg Corp.
20 Burton Hills Boulevard, Suite 500
Nashville, TN 37215
(615) 665-1283

AMSURG

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Annual Meeting Proxy Card

1. Election of Class II Directors:

	For	Withhold		For	Withhold
01 - Thomas G. Cigarran	☐	☐	02 - Debora A. Guthrie	☐	☐

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B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

C 1234567890 J N T

2 1 A V 0 2 1 7 2 9 1

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C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 extUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card X 3PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Class II Directors: 01 — Thomas G. Cigarran For Withhold For Withhold 02 — Debora A. Guthrie For Against Abstain 2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009 B Non-Voting Items Change of Address - Please print new address below. 3. In their discretion on any other matter which may properly come before the meeting or any adjournment thereof. PLEASE SIGN HERE AND RETURN PROMPTLY. Please sign exactly as your name appears above. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles. Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. 21 A V 02 1 7 2 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND STOCK#

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — AMSURG CORP. Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 21, 2009 The undersigned hereby appoints Christopher A. Holden and Claire M. Gulmi, and each of them, as proxies, with full power of substitution, to vote all shares of common stock of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Shareholders of AmSurg Corp. (the “Company”), to be held on Thursday, May 21, 2009, at our corporate headquarters at 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee at 8:00 a.m., central daylight savings time (CDT), and a ny adjournments or postponements thereof. Your shares will be voted in accordance with your instructions. If no choice is specified, your shares will be voted FOR approval of all of the proposals set forth on the reverse side of this proxy. (PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.)